Elevation Series Trust 485BPOS

Exhibit 99(d)(14)

SECOND AMENDMENT TO THE ELEVATION SERIES TRUST

INVESTMENT ADVISORY AGREEMENT

with

TRUEMARK INVESTMENTS, LLC

THIS SECOND AMENDMENT dated as of June 23, 2025, to the Investment Advisory Agreement dated as of July 1, 2024 (the “Agreement”), entered into by and between ELEVATION SERIES TRUST (the “Trust”), a Delaware statutory trust, and TRUEMARK INVESTMENTS, LLC, a Delaware limited liability company with its principal place of business at 433 W. Van Buren Street, 1100-D, Chicago, IL 60607 (the “Adviser”).

WITNESSETH

WHEREAS, the parties have entered into the Agreement, pursuant to which the Adviser renders investment advisory services to certain series of the Trust;

WHEREAS, the Trust and the Adviser desire to amend Schedule A to the Agreement to add the TrueShares ConVex Protect ETF as a series of the Trust covered under the Agreement, so that the Adviser may render investment advisory services to the new series pursuant to the Agreement; and

WHEREAS, the Agreement allows for the amendment of the Agreement subject to certain conditions which have been met.

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A of the Agreement is superseded and replaced with the Amended Schedule A attached hereto, for the purpose of adding add the TrueShares ConVex Protect ETF, to be effective with respect to such Fund in accordance with Section 11 of the Agreement.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above

ELEVATION SERIES TRUST
on behalf of the series listed on Schedule A

By:	/s/ Bradley Swenson
Name:	Bradley Swenson
Title:	President

TRUEMARK INVESTMENTS, LLC

By:	/s/ Michael Loukas
Name:	Michael N. Loukas
Title:	Chief Executive Officer

AMENDED SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT

ELEVATION SERIES TRUST
and
TRUEMARK INVESTMENTS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
TrueShares Quarterly Bull Hedge ETF	0.79%	July 1, 2024
TrueShares Quarterly Bear Hedge ETF	0.79%	July 1, 2024
The Opal International Dividend Income ETF	0.75%	December, 26, 2024
TrueShares Seasonality Laddered Buffered ETF	0.19%	January 20, 2025
TrueShares ConVex Protect ETF	0.79%	Upon Commencement of Operations